Exhibit No. 3(g)

Amendment to the By-Laws

of

Commonwealth Telephone Enterprises, Inc.

Dated: March 1, 2003

Article II

Directors

Section 1(c) entitled Age Qualification shall be deleted in its entirety from the By-Laws of the Company.